Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
APRIMO, INCORPORATED
          Aprimo, Incorporated (hereinafter referred to as the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          ONE: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 2000. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2002.
          TWO: This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 12, 2002. This Second Amended and Restated Certificate of Incorporation has been duly approved and adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) by the Board of Directors of the Corporation. The holders of at least a majority of the outstanding shares of capital stock of the Corporation approved this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the Delaware General Corporation Law.
          THREE: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:
I.
          The name of the Corporation is APRIMO, INCORPORATED.
II.
          The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, Delaware, 19808, County of New Castle.
III.
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV.
     a. The aggregate number of shares which the Corporation shall have authority to issue shall be 140,000,000 shares, divided into 100,000,000 shares of common stock (“Common Stock”), and 40,000,000 shares of preferred stock (“Preferred Stock”). The Preferred Stock shall have $.001 par value per share and the Common Stock shall have $.001 par value per share.
     b. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rate, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of such series then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class, without separate vote of the holders of the Common Stock.
     c. Upon the effective date of filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the Accrued Dividends (as defined in Section 10 hereof) in respect of the Series A Preferred Stock and Series A1 Preferred Stock shall be automatically converted into, and a holder of Series A Preferred Stock and Series A1 Preferred Stock will be entitled to receive, shares of Common Stock at the conversion ratio of 0.96432 shares of Common Stock for each one dollar ($1.00) of Accrued Dividends owed to such holder of Series A Preferred Stock and Series A1 Preferred Stock. Such Accrued Dividends shall be so converted upon the Effective Time without any action of the holder thereof. No fractional shares of Common Stock shall be issued as a result of such conversion. All Accrued Dividends subject to such conversion shall be aggregated prior to the foregoing conversion and any fractional shares to which a holder would otherwise be entitled as a result of such conversion shall be cancelled. Following such conversion, the Corporation promptly shall issue and deliver to such applicable holder a certificate or certificates for the number of shares of Common Stock to be issued upon such conversion. Upon such conversion, any and all accrued and unpaid dividends on the Series A Preferred Stock and Series A1 Preferred Stock shall be cancelled, forfeited and waived and no further dividends shall accrue and be paid on the Series A Preferred Stock or Series A1 Preferred Stock, except as otherwise provided in this Article IV.
     d. The Preferred Stock is divided into series as follows (i) 9,708,737 shares of Series A Preferred Stock, $0.001 par value per share, designated “Series A Preferred Stock,” (ii) 9,480,175 shares of Series A1 Preferred Stock, $0.001 par value per share, designated “Series A1 Preferred Stock,” (iii) 14,811,597 shares of Series A2 Preferred Stock, $0.001 par value per share, designated “Series A2 Preferred Stock” and (iv) 5,999,491 shares which remain undesignated shares of Preferred Stock. The following is a statement of the designations, rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock, Series A1 Preferred Stock and Series A2 Preferred Stock (collectively, the “Convertible Preferred Stock”):

     SECTION 1. [Reserved]
     SECTION 2. Liquidation.
          2A. General. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Convertible Preferred Stock, and each holder of shares of Common Stock shall be entitled to be paid an amount in cash as follows:
     (i) the holders of the Convertible Preferred Stock shall first be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Common Stock by reason of their ownership thereof or otherwise on or with respect to such stock, an amount equal to the greater of (i) the applicable Liquidation Value of the shares of Convertible Preferred Stock then held by them, or (ii) such amount per share of Convertible Preferred Stock as would have been payable had each share of Convertible Preferred Stock been converted to Common Stock pursuant to Section 5 hereof immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon such liquidation, the amount available for distribution to the holders of the Convertible Preferred Stock of the Corporation is insufficient to permit payment in full to the holders of Convertible Preferred Stock of all amounts to which they are entitled pursuant to this Second Amended and Restated Certificate of Incorporation, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of the Convertible Preferred Stock in proportion to the full respective Liquidation Values for the their shares of Convertible Preferred Stock to which they are entitled; and
     (ii) after payment has been made in full to the holders of the Convertible Preferred Stock of the full amounts to which they shall be entitled pursuant to this Second Amended and Restated Certificate of Incorporation, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the holders of Common Stock ratably in proportion to the number of shares of Common Stock they then hold, subject to the liquidation rights of any other series of Preferred Stock.
          For the purposes of this Section 2, the Sale of the Corporation shall be deemed to be a liquidation, dissolution and winding up of the Corporation, and all holders of the Convertible Preferred Stock shall receive payment of the amounts payable with respect to the Convertible Preferred Stock upon a liquidation, dissolution or winding up in cancellation of their Convertible Preferred Stock, upon the consummation of any such transaction, unless waived by the holders of at least a majority of the outstanding Convertible Preferred Stock, together as a separate class on an as-if converted basis,.
          2B. Distributions Other Than Cash. The amount deemed distributed to the holders of Convertible Preferred Stock upon any liquidation, dissolution, or winding up

(including any transaction treated as such pursuant to this Section 2) in any form of property (tangible or intangible) other than cash shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.
          2C. Notice. The Corporation shall mail written notice of such liquidation, dissolution, winding up, or Sale of the Corporation not less than 60 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock.
     SECTION 3. Redemptions.
          3A. Mandatory Redemption. If requested in writing by the holders of at least sixty percent (60%) of the Convertible Preferred Stock, together as a separate class on an as-if converted basis, at any time after December 21, 2010, the Corporation shall redeem all Convertible Preferred Stock on such date stated in such written request (the “Redemption Date”), at a price per share equal to the respective Liquidation Value thereof. Notwithstanding the foregoing, if at any time prior to the Redemption Date, the holders of at least a majority of the outstanding Convertible Preferred Stock, together as a separate class on an as-if converted basis, deliver written notice to the Corporation requesting a deferral of such redemption, then such redemption shall be deferred (and all Convertible Preferred Stock shall remain outstanding and shall continue to retain all rights and preferences set forth herein) until the later of (i) the holders of at least a majority of the outstanding Convertible Preferred Stock, together as a separate class on an as-if converted basis, deliver written notice to the Corporation terminating the request for deferral (the “Deferral Termination Notice”) and (ii) such shares of Convertible Preferred Stock are otherwise actually redeemed, purchased by the Corporation or converted into Common Stock. The Corporation shall be obligated to redeem all shares of Convertible Preferred Stock within 30 days after receipt of the Deferral Termination Notice.
          3B. Redemption Payment. For each share of Convertible Preferred Stock which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such shares of Convertible Preferred Stock) an amount in immediately available funds equal to the Liquidation Value (or the deferred Liquidation Value) of such shares of Convertible Preferred Stock. If the funds of the Corporation legally available for redemption of Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of Convertible Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Convertible Preferred Stock, ratably which funds shall be distributed among the holders of the Convertible Preferred Stock to be redeemed based on the full respective Liquidation Values for their shares of Convertible Preferred Stock to which they are entitled.
          At any time thereafter when additional funds of the Corporation are legally available for the redemption of Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the Convertible Preferred Stock which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed in accordance with the terms and conditions contained in this Section 3B.

          3C. [Reserved]
          3D. Redeemed or Otherwise Acquired Shares. Any shares of Convertible Preferred Stock, which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall not be reissued, sold, or transferred.
          3E. Other Redemptions or Acquisitions. The Corporation shall not redeem or otherwise acquire any shares of Convertible Preferred Stock, except as expressly authorized herein.
     SECTION 4. Voting Rights; Protective Provisions.
          4A. Voting Rights. The holders of the Convertible Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws and shall be entitled to vote on all matters submitted to the stockholders for a vote together as a single class with the holders of the Common Stock and with each share of Common Stock entitled to one vote per share, each share of Convertible Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Convertible Preferred Stock at the time the vote is taken. The holders of the Convertible Preferred Stock, shall be entitled to vote together as a separate class on an as-if converted basis on all matters as required by this Second Amended and Restated Certificate of Incorporation, as amended, or as otherwise required by law. If permitted under applicable law, any action required or permitted to be taken at a stockholders meeting may be taken without such a meeting if such action is taken by persons who would be entitled to vote at a stockholders meeting not less than the number of the shares (or each group of shares entitled to vote separately) that would be necessary to authorize or take the action at a meeting at which all stockholders entitled to vote were present and voted. If permitted under applicable law, the action must be evidenced by one or more written consents describing the action taken, signed by stockholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.
          4B. Protective Provisions. Without the consent of the holders of at least a majority of the Preferred Stock, the Corporation shall not (by amendment, merger, reorganization or otherwise):
     (i) Directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities (other than dividends in the form of Common Stock);
     (ii) Directly or indirectly redeem, purchase or otherwise acquire any of the Corporation’s equity securities (including, without limitation, warrants, options and other rights to acquire equity securities) other than (A) the Preferred Stock pursuant to the terms of the Corporation’s Certificate of Incorporation, (B) purchases in accordance with the Amended and Restated Shareholders Agreement, dated as of December 21, 2005 and as amended from time to time, by and among the Corporation and the other parties named therein (the “Shareholders Agreement”) and (C) stock purchases from employees, directors, consultants or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase upon the occurrence of certain events or pursuant to a right of first refusal;
     (iii) Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any securities of the Corporation or file a public registration, other than (A) a Qualified Public Offering, (B) shares of Common Stock issued to an employee of the Corporation in connection with any employee stock and option plan approved by the Board of Directors (including the Sigma Director as designated in the Shareholders Agreement), (C) issuances of capital stock junior in liquidation preference to the Preferred Stock, which capital stock shall contain no rights or privileges superior to the Preferred Stock and (D) shares of Series A2 Preferred Stock;
     (iv) Merge or consolidate with any Person;
     (v) Amend the Corporation’s Certificate of Incorporation or the Bylaws in a manner that adversely effects the rights of the holders of the Preferred Stock;
     (vi) Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction or sell, lease, license, or otherwise dispose of any material portion of its assets outside the ordinary course of business in any transaction or series of related transactions or sell or dispose of any of its material Proprietary Rights, other than licenses granted to customers or business partners in the ordinary course of business; or
     (vi) Except as expressly contemplated in this Certificate of Incorporation, make any amendment to this Certificate of Incorporation or the Bylaws, or file any resolution of the Board of Directors with the Delaware Secretary of State containing any provisions which would increase the number of authorized shares of the Preferred Stock or adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Stock under this Certificate of Incorporation or the Bylaws.
     SECTION 5. Conversion.
     5A. Conversion Procedure.
     (i) At any time and from time to time, any holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares to be converted by $2.06 and dividing the result by the Series A Conversion Price then in effect. At any time and from time to time, any holder of Series A1 Preferred Stock may convert all or any portion of the Series A1 Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares to be converted by $1.26 and dividing the result by the Series A1 Conversion Price then in effect. At any time and from time to time, any holder of Series A2 Preferred Stock may convert all or any portion of the Series A2 Preferred Stock (including any fraction of a share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares to be converted by $1.037 and dividing the result by the Series A2 Conversion Price then in effect.
     (ii) Each conversion of Convertible Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Convertible Preferred Stock, to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Convertible Preferred Stock, as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
     (iii) The conversion rights of any share of Convertible Preferred Stock, shall terminate on the Redemption Date for such share of Convertible Preferred Stock unless the Corporation has failed to pay to the holder thereof the Liquidation Value thereof.
     (iv) As soon as possible after a conversion has been effected (but in any event within 10 business days in the case of Subsection 5I below), the Corporation shall deliver to the converting holder:
     (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;
     (b) payment in an amount equal to the amount payable under Subsection (viii) below with respect to such conversion; and
     (c) a certificate representing any Convertible Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
     (v) [Reserved]
     (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Convertible Preferred Stock, shall be made without charge to the holders of such Convertible Preferred Stock, for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid, and nonassessable.
     (vii) The Corporation shall assist and cooperate with any holder of shares of Convertible Preferred Stock, required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of

Convertible Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).
     (viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subsection, be deliverable upon any conversion of the Convertible Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.
     (ix) If the shares of Conversion Stock issuable by reason of such conversion of Convertible Preferred Stock, are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the shares of Convertible Preferred Stock to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.
     5B. Conversion Price.
     (i) The initial “Series A Conversion Price” shall be $1.26 (reflecting the full ratchet reduction in connection with the issuance by the Corporation of shares of Series A1 Preferred Stock at a purchase price of $1.26 per share). The initial “Series A1 Conversion Price” shall be $1.26. The initial “Series A2 Conversion Price” shall be $1.037. The respective Series A Conversion Price, Series A1 Conversion Price or Series A2 Conversion Price shall be referred to herein as the “Conversion Price.” In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5.
     (ii) If and whenever on or after the original date of issuance of the Series A2 Preferred Stock the Corporation issues or sells, or in accordance with Section 5C is deemed to have issued or sold, any securities for a consideration per share less than the applicable Conversion Price in effect immediately prior to such time, then the applicable Conversion Price shall be reduced to an amount determined by dividing (1) the sum of (A) the product derived by multiplying the applicable Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided that there shall be no adjustment in the applicable Conversion Price as a result of any issuance or sale (or deemed issuance or sale) of (i) any shares of Common Stock issued or issuable under stock options to employees of the Corporation pursuant to any employee stock and option plans approved by the Board of Directors (including the Sigma Director as designated in the Shareholders Agreement), (ii) any shares of Common

Stock which may be issued upon conversion of the Convertible Preferred Stock, (iii) securities sold by the Corporation in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (iv) any shares of Common Stock issued or issuable by reason of a stock split, stock dividend or other distribution of shares of Common Stock that is covered elsewhere by the provisions of this Section 5, (v) securities issued by the Corporation to lenders in connection with a debt financing transaction approved by the Board of Directors, (vi) any shares of Common Stock issuable upon conversion or exercise of warrants outstanding as of the date of the filing this Second Amended and Restated Certificate of Incorporation, (vii) any shares of Series A2 Preferred Stock and shares of Common Stock issued upon conversion thereof and (viii) any shares of Common Stock issued upon the conversion of the Accrued Dividends.
          5C. Effect on Conversion Price of Certain Events After Original Date of Issuance of Series A2 Preferred Stock. For purposes of determining the adjusted Conversion Price under Section 5B, the following shall be applicable with respect to the Convertible Preferred Stock following the date of the original issuance of the Series A2 Preferred Stock:
     (i) Issuance of Rights or Options. If the Corporation in any manner grants any right or option to subscribe for or to purchase Common Stock or securities convertible into or exchangeable for shares of Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the aggregate price per share for which Common Stock is issuable upon the exercise of such Options and/or upon conversion or exchange of such Convertible Securities is less than the respective Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this section, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance of sale or such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of such respective Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the respective Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this section, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of such respective Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of such respective Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of such respective Conversion Price shall be made by reason of such issue or sale.
          5D. Effect on Conversion Price of Certain Other Events. For purposes of determining the adjusted Conversion Price under Section 5B, the following shall be applicable with respect to the Convertible Preferred Stock at all times after the original issuance of the Series A2 Preferred Stock:
     (i) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option (other than employee stock options described in Section 5B(ii)), the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock change at any time (other than options granted to employees of the Corporation which the Board of Directors has elected to reprice in its reasonable discretion), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.
     (ii) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     (iii) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least a majority of the outstanding Convertible Preferred Stock, together as a separate class on an as-if converted basis. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of at least a majority of the outstanding Convertible Preferred Stock, together as a separate class on an as-if converted basis. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.
     (iv) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.
     (v) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
     (vi) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          5E. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares or pays a stock dividend or other distribution to the Common Stock without a corresponding subdivision of or payment to the Convertible Preferred Stock, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Convertible Preferred Stock, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.
          5F. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of at least a majority of the Convertible Preferred Stock, together as a separate class on an as-if converted basis, then outstanding in their reasonable discretion) to insure that each of the holders of Convertible Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Convertible Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of at least a majority of the Convertible Preferred Stock, together as a separate class on an as-if converted basis, then outstanding in their reasonable discretion) to insure that the provisions of this Section 5 and Sections 6 and 7 hereof shall thereafter be applicable to the Convertible Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the applicable Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Convertible Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of at least a majority of the Convertible Preferred Stock, together as a separate class on an as-if converted basis, then outstanding in their reasonable discretion), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          5G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the applicable Conversion Price so as to protect the rights of the holders of Convertible Preferred Stock; provided that no such adjustment shall increase the applicable Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Convertible Preferred Stock.
     5H. Notices.
     (i) Immediately upon any adjustment of the applicable Conversion Price, the Corporation shall give written notice thereof to all holders of Convertible Preferred Stock affected by the adjustment in such Conversion Price, setting forth in reasonable detail and certifying the calculation of such adjustment.
     (ii) The Corporation shall give written notice to all holders of Convertible Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
     (iii) The Corporation shall also give written notice to the holders of Convertible Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.
     5I. Mandatory Conversion.
          (i) The Corporation may at any time require the conversion of all of the outstanding Convertible Preferred Stock, if the Corporation is at such time consummating a Qualified Public Offering. Any such mandatory conversion shall only be effected at the time of and subject to the closing of such Qualified Public Offering and upon written notice of such mandatory conversion delivered to all holders of Convertible Preferred Stock, at least seven days prior to such closing.
          (ii) Each outstanding share of Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price upon the date specified by written consent or agreement of the holders of at least sixty percent (60%) of the Convertible Preferred Stock, voting together as a separate class on an as-if converted basis.
     SECTION 6. Liquidating Dividends.
          If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Corporation shall pay to the holders of Convertible Preferred Stock, at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Convertible Preferred Stock, been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.
     SECTION 7. Purchase Rights.
          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Convertible Preferred Stock, shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
     SECTION 8. Registration of Transfer.
          The Corporation shall keep at its principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
     SECTION 9. Replacement.
          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at such stockholder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
     SECTION 10. Definitions.
          “Accrued Dividends” mean the accrued dividends in respect of (i) the Series A Preferred Stock calculated for each share of Series A Preferred Stock at the rate of 8.5% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such share of Series A Preferred Stock to and including the June 30, 2007, and (ii) the Series A1 Preferred Stock calculated for each share of Series A1 Preferred Stock at the rate of 6.0% per annum of the Liquidation Value thereof, from and including the date of issuance of such share of Series A1 Preferred Stock to and including the June 30, 2007.
          “Common Stock” means, collectively, Common Stock, $0.001 par value, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
          “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 5C hereof whether or not the Options or Convertible Securities are actually exercisable at such time and including any shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.
          “Conversion Price” shall have the meaning specified in Section 5B(i).
          “Convertible Securities” shall have the meaning specified in Section 5C(i).
          “Conversion Stock” means shares of Common Stock; provided that (i) if there is a change such that the securities issuable upon conversion of the Convertible Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Convertible Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
          “Deferral Termination Notice” shall have the meaning specified in Section 3A.
          “Independent Third Party” means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of Common Stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by, or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.
          “Liquidating Dividend” shall have the meaning specified in Section 7.
          “Liquidation Value” of any share of Series A Preferred Stock as of any particular date shall be equal to $2.06, of any share of Series A1 Preferred Stock as of any particular date shall be equal to $1.26 and of any share of Series A2 Preferred Stock as of any particular date shall be equal to $1.037 (in each such case subject to subsequent stock splits, recapitalizations, combinations, dividends, and similar events affecting the Convertible Preferred Stock).

          “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in The Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in The Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 15 business days consisting of the day as of which “Market Price” is being determined and the 10 business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in The Nasdaq Stock Market or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of at least a majority of the Convertible Preferred Stock, together as a separate class on an as-if converted basis. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of at least a majority of the Convertible Preferred Stock, together as a separate class on an as-if converted basis. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.
          “Option” shall have the meaning specified in Section 5C(i).
          “Organic Change” shall have the meaning specified in Section 5F.
          “Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Proprietary Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, corporate names and domain names, and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).
          “Purchase Rights” shall have the meaning specified in Section 7.

          “Qualified Public Offering” means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of Common Stock in which (i) the net proceeds received by the Corporation for the shares shall be at least $25,000,000 and (ii) the price per share paid by the public for such shares shall be at least $3.111.
          “Redemption Date” shall have the meaning specified in Section 3A.
          “Sale of the Corporation” means the sale of the Corporation to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Corporation the effect of which is that such party or parties beneficially owns at least a majority the voting power immediately after such purchase (whether by merger, consolidation, or sale or transfer of the Corporation’s capital stock) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis; provided that a Sale of the Corporation shall not be deemed to include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.
          “Series A Conversion Price” shall have the meaning specified in Section 5B(i).
          “Series A1 Conversion Price” shall have the meaning specified in Section 5B(i).
          “Series A2 Conversion Price” shall have the meaning specified in Section 5B(i).
     SECTION 11. Amendment and Waiver.
          No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 10 hereof without the prior written consent of the holders of at least a majority of the Convertible Preferred Stock, together as a separate class on an as-if converted basis, outstanding at the time such action is taken, provided that no such amendment, modification or waiver shall be binding or effective with respect to any provision hereof requiring the prior written consent of the holders of a greater number of shares to so amend, modify or waive such provision without the prior written consent of the holders of such greater number of shares.
     SECTION 12. Notices.
          Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid, or by electronic mail or facsimile transmission and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, attention President; and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

V.
          The Board of Directors shall have power to make, and from time to time alter, amend, or repeal the Bylaws of the Corporation; provided, however, that (a) the stockholders shall have the paramount power to alter, amend and repeal the Bylaws or adopt new Bylaws, exercisable by a majority vote of the stockholders present in person or by proxy at any annual or special meeting of stockholders, and (b) if and to the extent the stockholders exercise such power, the Board of Directors shall not thereafter suspend, alter, amend or repeal the Bylaws, or portions thereof, adopted by the stockholders, unless, in adopting such Bylaws, or portions thereof, the stockholders otherwise provide.
VI.
          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of Section 174 of the Delaware General Corporation Law and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment, repeal or adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh shall apply or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.
VII.
          The Directors of the Corporation need not be elected by written ballot.
VIII.
          To the fullest extent permitted by the laws of the State of Delaware:
     a. Subject only to the exclusions set forth in Section (c) of this Article Eighth, the Corporation shall hold harmless and indemnify each director or officer of the Corporation (each, an “Indemnitee”) against any and all expenses (including attorneys’ fees), judgments, fines, excise taxes assessed with respect to any employee benefit plan, or penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was or at any time becomes a director or officer of the Corporation, or is, or was serving, or at any time serves at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.
     b. The expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in defending any proceeding and any judgments, fines or amounts to be paid in settlement shall be advanced by the Corporation at the request of the Indemnitee and upon delivery to the Corporation of an undertaking by such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that Indemnitee was not entitled to be indemnified or was not to be fully indemnified.
     c. All obligations of the Corporation contained herein shall continue during the period Indemnitee is a director or officer of the Corporation (or is, or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee was a director or officer of the Corporation or serving in any other capacity referred to herein.
     d. Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Article Eighth, notify the Corporation of the commencement thereof; but the omission so to notify the Corporation will not relieve it from any liability which it may have to Indemnitee otherwise than under this Article Eighth. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Corporation of the commencement thereof, the Corporation will be entitled to participate therein at its own expense.
     e. Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof. After notice from the Corporation to Indemnitee of its election so to assume the defense thereof, the Corporation will not be liable to Indemnitee under this Article Eighth for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its counsel in such action, suit or proceeding, but the fees and expenses of such counsel, incurred after notice from the Corporation of its assumption of the defense thereof, shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of such, subject to the approval of the Corporation, which approval shall not be unreasonably withheld, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall have made the conclusion provided for in (ii) above.
     f. The Corporation shall not be liable to indemnify Indemnitee under this Article Eighth for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold their consent to any proposed settlement.
     g. In the event Indemnitee is required to bring any action to enforce rights or to collect moneys due under this Article Eighth and is successful in such action, the Corporation shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action.
     h. The provisions of this Article Eighth shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, heirs, devises and legatees.
     i. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was an officer, director, employee or agent of the Corporation or a subsidiary thereof, or is or was serving at the request of the Corporation as an officer, director, partner, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Bylaws, the provisions of this Article Eighth or the Delaware General Corporation Law.
     j. The indemnification provided by this Article Eighth shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, the Bylaws, other provisions of this Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the Corporation or a subsidiary thereof or an officer, director, partner, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, and shall inure to the benefit of the heirs, executors and administrators of such person.
     k. This Article Eighth may be hereafter amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate, or otherwise adversely affect the right of a person entitled to obtain indemnification hereunder with respect to acts or omissions of such person occurring prior to the effective date of such amendment or repeal.
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     IN WITNESS WHEREOF, the undersigned has signed this Second Amended and Restated Certificate of Incorporation on behalf of the Corporation on December 21, 2005.

/s/ William M. Godfrey
William M. Godfrey,
President